UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2015

PILGRIM’S PRIDE CORPORATION
(Exact Name of registrant as specified in its charter)

Delaware	1-9273	75-1285071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1770 Promontory Circle Greeley, CO	80634-9038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 506-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
Amendment No. 3 to CoBank Credit Facility
On January 14, 2015, Pilgrim’s Pride Corporation (the “Company”) and its subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution, Ltd. (together, the “To-Ricos Borrowers”), and the other subsidiaries of the Company party thereto, entered into Amendment No. 3 to Credit Agreement (the “CoBank Amendment”), which amended the Amended and Restated Credit Agreement dated as of August 7, 2013 (as amended, the “CoBank Credit Facility”), by and among the Company, the To-Ricos Borrowers, the other subsidiaries of the Company party thereto, CoBank, ACB, as administrative agent, and the other lenders party thereto. The CoBank Amendment permits the Company to pay dividends with respect to its equity of up to $1.5 billion until 12 months after the effective date of the CoBank Amendment as long as the Company is in compliance with the CoBank Credit Facility (including pro forma compliance with financial covenants), has availability greater than $300 million and has net income for the prior four fiscal quarters greater than $100 million. In addition the CoBank Amendment amended the minimum consolidated tangible net worth financial covenant.
The foregoing description of the CoBank Amendment and the transactions contemplated by the CoBank Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the CoBank Amendment, which is filed as Exhibit 10.1 hereto and incorporated into this report by reference.

Item 7.01	Regulation FD Disclosure.
Commitment Letter with Rabobank
On January 14, 2015, the Company declared a special cash dividend of $5.77 per share with a total payment amount of approximately $1.5 billion based on the current number of shares outstanding. The special cash dividend is payable on February 17, 2015, to stockholders of record on January 30, 2015. On January 14, 2015, the Company and its subsidiaries entered into a letter of commitment (the “Commitment Letter”) with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch (“Rabobank”). Pursuant to the Commitment Letter, Rabobank committed to provide the principal amount of up to $600 million of a senior unsecured bridge facility (the “Bridge Facility”). The Bridge Facility would mature on the later of 4.25 years after the date of funding and February 8, 2019. The Bridge Facility is intended to support the Company’s special cash dividend. Rabobank’s commitment to provide the Bridge Facility is subject to certain customary conditions.
The Company is working to refinance the CoBank Credit Facility to fund, along with cash on hand, the special cash dividend. As necessary, the Company will use the Bridge Facility, existing commitments under the CoBank Credit Facility and cash on hand to fund the special cash dividend if the refinance of the CoBank Credit Facility is not complete.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Description
10.1
Amendment No. 3 to Credit Agreement dated January 14, 2015 among Pilgrim's Pride Corporation, To-Ricos, Ltd., To-Ricos Distribution, Ltd., the various subsidiaries of Pilgrim’s Pride Corporation party thereto, CoBank, ACB, as administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM’S PRIDE CORPORATION

Date: January 14, 2015

By: /s/ Fabio Sandri
Fabio Sandri
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1
Amendment No. 3 to Credit Agreement dated January 14, 2015 among Pilgrim's Pride Corporation, To-Ricos, Ltd., To-Ricos Distribution, Ltd., the various subsidiaries of Pilgrim’s Pride Corporation party thereto, CoBank, ACB, as administrative agent, and the lenders party thereto.